UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 16, 2015

JOYMAIN INTERNATIONAL DEVELOPMENT GROUP INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

68-0681552
(Commission File Number)	(IRS Employer Identification No.)

2451 NW 109 Avenue, Suite 9, Miami, FL33712
(Address of principal executive offices and zip code)

Tel: 1-786-232-3083
(Registrant’s telephone number including area code)

Advento, Inc.
(Former Name and Former Address)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

     [  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     [  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

     [  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 7 —Regulation FD

Item 7.01	Regulation FD Disclosure

On June 13, 2015, 2015, Joymain International Development Group, Inc. (the “Company” or “we”, “us”) issued a press release cautioning investors regarding the recent rise in the trading price of our common stock, par value $0.001 per share (the “Common Stock”). We are currently unaware of any reason for such increase. We have not participated in any way or any form of promotion of our shares; nor do we have knowledge of any promotion that may have occurred; and there has been no undisclosed development of our business. While we are investigating the cause of the increase in stock price, we encourage interested parties to rely on disclosures submitted in compliance with all SEC regulations and OTC Markets compliance requirements.

Copies of the Press Release shall not be considered as an offer to sell or a solicitation of an offer to buy any securities of the Company in any jurisdiction where the offer or sale is not permitted. In addition, such materials shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Section 8 —Other Events

Item 8.01	Other Events

On June 15, 2015, trading in our Common Stock was temporarily suspended by the Securities and Exchange Commission ( the “Commission”) due to recent unexplained market activity. As a result, trading in our Common Stock is suspended for the period from 9:30 am EDT on June 15, 2015, through 11:50 pm EDT on June 26, 2015.

On June 16, 2015, our Board of Directors engaged Hunter Taubman Fischer LLC to commence an internal investigation with regard to the recent rise in the trading price of our common stock and market activity during a period from April 1, 2015 to June 16, 2015.

Item 9.01	Financial Statements and Exhibits.

(a)—(c) Not applicable.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2015	Joymain International Development Group, Inc.

	By:	/s/ Suqun Lin
Name: Suqun Lin
Title: Chief Executive Officer and President , Director